                                                               Exhibit 11.1
                                                               Page 1 of 2


                        CONTINENTAL AIRLINES, INC.
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (In thousands of dollars, except per share data)


                                 Three Months            Nine Months
                             Ended September 30,     Ended September 30,

                              1995        1994        1995        1994
Primary:
Weighted average shares
 outstanding. . . . . . .  26,050,652  25,522,568  25,777,710  25,522,568
Dilutive effect of
 outstanding stock
 options, warrants and
 restricted stock grants
 (as determined by the
 application of the
 modified treasury
 stock method). . . . . .   9,315,813   3,466,320   6,479,378           -

Weighted average number
 of common shares out-
 standing, as adjusted. .  35,366,465  28,988,888  32,257,088  25,522,568

Income (loss) applicable
 to common shares . . . .  $  105,876  $   29,188  $  174,642  $  (94,124)
Add interest expense
 associated with the
 assumed reduction of
 borrowings, net of
 federal income tax
 effect . . . . . . . . .       3,273         588      14,673           -

Income (loss), as
 adjusted . . . . . . . .  $  109,149  $   29,776  $  189,315  $  (94,124)

Per share amount. . . . .  $     3.09  $     1.03  $     5.87  $    (3.69)

                                                               Exhibit 11.1
                                                               Page 2 of 2


                        CONTINENTAL AIRLINES, INC.
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (In thousands of dollars, except per share data)


                                 Three Months            Nine Months
                             Ended September 30,     Ended September 30,

                              1995        1994        1995        1994
Fully diluted:
Weighted average shares
 outstanding. . . . . . .  26,050,652  25,522,568  25,777,710  25,522,568
Dilutive effect of
 outstanding stock
 options, warrants, and
 restricted stock grants
 (as determined by the
 application of the
 modified treasury
 stock method). . . . . .   9,315,813   3,466,320   6,458,853           -
Dilutive effect of
 convertible debentures .   5,603,346           -   1,888,307           -

Weighted average number
 of common shares out-
 standing, as adjusted. .  40,969,811  28,988,888  34,124,870  25,522,568

Income (loss) applicable
 to common shares . . . .  $  105,876  $   29,188  $  174,642  $  (94,124)
Add interest expense
 associated with the
 assumed reduction of
 borrowings, net of
 federal income tax
 effect . . . . . . . . .       2,067         564       6,093           -
Add interest expense
 associated with the
 assumed conversion of
 convertible debentures .       1,849           -       1,849           -

Income (loss), as
 adjusted . . . . . . . .  $  109,792  $   29,752  $  182,584  $  (94,124)

Per share amount. . . . .  $     2.68  $     1.03  $     5.35  $    (3.69)